GARTMORE MUTUAL FUNDS II, INC.
                     MULTICLASS PLAN PURSUANT TO RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


I.          BACKGROUND

     This plan (the "Plan") pertains to the issuance by the investment portfolio(s) listed on Schedule A hereto (each a "Fund") of Gartmore Mutual Funds II, Inc. (formerly known as GAMNA Series Funds, Inc., the "Company") of multiple classes of capital stock was adopted by the Company pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Company's Prospectus and its Statement of Additional Information contain further information concerning the Company's multiple class structure.

II.          SEPARATE  CLASSES

     The Company's Articles of Incorporation authorize the Company to issue multiple series of capital stock corresponding to shares in separate investment portfolios. Pursuant to action taken by the Board of Directors of the Company, the Company established four classes of shares: "Class A" shares, "Class B" shares, "Class C" shares and "Institutional Class" shares for the Fund.

III.          SALES  CHARGES

     Class A shares are offered for sale at net asset value per share plus a front end sales charge up to 5.75%.

     Class B shares are sold at net asset value per share without a front end sales charge but are subject to a contingent deferred sales charge ("CDSC") of 5% of the dollar amount subject thereto during the first year after purchase, and declining thereafter to 0% after the sixth year.

     Class C shares are offered for sale at net asset value per share and are subject to a CDSC of 1% of the dollar amount subject thereto on redemptions made within one year of purchase.

     Institutional Class shares are offered for sale at net asset value per share.

The CDSC for the Class B shares and Class C shares are assessed on an amount equal to the lesser of the original purchase price or the redemption price of the shares redeemed.

Certain  purchases  of  Fund shares qualify for waived or reduced sales charges.


IV.          DISTRIBUTION  AND  SERVICE  FEES

     According to a plan adopted pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1"), Class A shares are subject to a service fee and are also subject to a 12b-1 distribution fee.

     According to a plan adopted pursuant to Rule 12b-1, Class B shares are subject to a 12b-1 service fee and are also subject to a 12b-1 distribution fee.

     According to a plan adopted pursuant to Rule 12b-1, Class C shares are subject to a 12b-1 service fee and are also subject to a 12b-1 distribution fee.

V.          EXCHANGE  AND  CONVERSION  FEATURES

     Class B shares will automatically convert, based upon relative net asset value, to Class A shares of the Fund at the beginning of the ninth year after purchase. Upon conversion, these shares will no longer be subject to a 12b-1 distribution fee.

     There are no automatic conversion features for Class A, Class C or Institutional Class shares.

Subject to the conditions and restrictions set forth in the prospectus, the Class A, Class B, Class C and Institutional Class shares may be exchanged for
Class A, Class B, Class C and Institutional Class shares, respectively, of the Gartmore Mutual Funds.

VI.          EXCHANGE/REDEMPTION  FEE

     The Fund may assess a redemption fee of 2% of the total redemption amount if a holder sells its shares (of any class) after holding the shares for less than 30 days. The Fund may also assess an exchange fee of 2% of the total amount exchanged if a holder exchanges its shares after holding them for less than 30 days.

VII.          ALLOCATION  OF  EXPENSES

     Expenses of the Fund are borne by the various classes of the Fund on the basis of relative net assets. The fees identified as "class expenses" (see below) are to be allocated to each class based on actual expenses incurred, to the extent that such expenses can properly be so allocated. To the extent that such expenses cannot be properly allocated, such expenses are to be borne by all classes on the basis of relative net assets.

The  following  are  "class  expenses":

     (i) transfer agent fees as identified by the transfer agent as being attributable to a specific class;

    (ii) printing and postage expenses related to preparing and distributing to the shareholders of a specific class materials such as shareholder reports, prospectuses and proxies;

   (iii)  Blue  Sky  registration  fees  incurred  by  a  class;

    (iv)  SEC  registration  fees  incurred  by  a  class;

     (v)  litigation  or  other  legal  expenses  relating  solely to one class;

    (vi)  professional  fees  relating  solely  to  such  class;

   (vii) directors' fees, including independent counsel fees, incurred as a result of issues relating to one class; and

  (viii)  shareholder  meeting  expenses  for meetings of a particular class.


VIII.     VOTING  RIGHTS

     All shares of the Fund have equal voting rights and will be voted in the aggregate, and not by class, except where voting by class is required by law or where the matter involved affects only one class.

IX.     AMENDMENTS

     No material amendment to this Plan may be made unless it is first approved by a majority of both (a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company, as that term is defined in the 1940 Act.

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                                                                      SCHEDULE A

                              INVESTMENT PORTFOLIOS


1.     Gartmore  Focus  Fund  (formerly  known  as  GAMNA  Focus  Fund)